Exhibit 10.14

ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is made effective as of July 3, 2008 by and between:

Fabrinet Pte Ltd, a corporation organized and existing under the laws of Singapore, with its principal place of business located at 7 Temasek Boulevard, #20-03 Suntec City Tower One, Singapore 038987 (the “Provider”), and

Fabrinet, an exempt company incorporated and existing under the laws of Cayman Islands, with a place of business located at Walker House, 87 Mary Street, George Town, Grand Cayman, Cayman Islands, British West Indies (“Recipient”); and

Whereas

(A)	The Recipient requires administrative services which Provider can provide;

(B)	Since November 1, 2007, the Provider has provided such services to the Recipient in return for appropriate compensation and the Provider is willing to continue to provide such services in return for appropriate compensation; and

(C)	The intention of this Agreement is to document the existing business arrangement between the parties and nothing herein is intended to contradict or alter in any way the existing terms and conditions of such arrangement.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions

For purposes of this Agreement, the following definitions will apply to the terms set forth below wherever they appear:

“Fiscal Year” means the twelve-month period ended 30 June.

2.	Administrative and Financial Services

2.1	Administrative and Financial Services. During the term of this Agreement, Provider will provide the following administrative and financial services (“Services”) to Recipient:

(a)	receive and forward sales orders to the appropriate manufacturing facility at the direction of Recipient, download invoices, print and mail such invoices to customers; and
(b)	receive purchase orders from Recipient forward to the appropriate suppliers; upon receipt of supplier’s invoices forward such invoices to Recipient for payment processing.

2.2	Fees Payable to Provider. As compensation for the Services, Recipient will reimburse Provider for all labor and office expenses incurred by Provider in support of Recipient under this Agreement, including: employee salary and benefits, office space rental, utilities costs, postal and travel expenses. In addition, Recipient will pay Provider a fee for its services equal to five percent (5%) of its expenses (“Service Fee”). Provider may, no more frequently than monthly, request that Recipient advance funds for certain reasonable expenses and Recipient hereby agrees to consent to such reasonable requests. Provider will provide Recipient with a monthly statement of all of the expenses Provider incurred in support of Recipient under this Agreement, plus Provider’s Service Fee, the aggregate amount of which will be set off by any advance of funds. Recipient will pay that amount within fifteen (15) days after receipt of a monthly statement from the Provider. The Provider will maintain and make available to Recipient, at its reasonable request, documentation of all employment contracts, and other office expenses.

3.	Costs and Expenses

3.1	The Provider’s Expenses. Except as provided above, all expenses incurred by Provider in the operation of its business will be borne by the Provider.

3.2	The Recipient’s Expenses. The Recipient will be responsible for all expenses incurred in the operation of its business.

4.	Personnel

The Provider agrees to provide qualified and suitable key personnel from time to time on such terms as may be mutually agreed upon. Appointment and removal of any such Provider personnel will require prior written consent of the Recipient. Any person reasonably considered by the Recipient to be unsuitable for performance of his/her duties will be replaced as soon as practicable with a person designated by the Provider and approved by the Recipient.

5.	Confidential Information

Each party will retain in confidence and will not disclose to any other person any information furnished by the other party on a confidential basis under or in connection with the business of that other party without its prior written consent.

6.	The Provider’s Best Efforts

The Provider will use its best efforts, skill and experience in rendering the Services described in Section 2. However, in the absence of fraud or gross negligence on the part of the Provider or any of its officers or employees, neither the Provider nor any of its officers or employees will be responsible for, and the Recipient will hold the Provider and such persons harmless against, any and all claims or charges (and the cost and expense of defending against them) relating to the performance of the Services hereunder.

7.	Term

This Agreement will continue in full force and effect for a period of three (3) years and will automatically be extended for additional one (1) year periods unless one party notifies the other party, in writing, of its intent to terminate the agreement, pursuant to the notice and termination provisions of Sections 8 and 9 herein.

8.	Termination

8.1	By the Provider. The Provider may, at its sole option, terminate this Agreement by giving written notice of termination to the Recipient at least ninety (90) days prior to the date of such termination, but only in the event of occurrence of one or more of the following events:

(a)	If by reason of any applicable legislation or act of the government of the country of either party, the performance of any material obligation under this Agreement or the remittance of any money payable hereunder is prohibited, or

(b)	If for any reason other than the default of the Provider, the Recipient fails or is unable to perform any of its material obligations under this Agreement, and such default continues for ninety (90) days or more after written demand for performance given to the Recipient by a person authorized to give such demand by the Board of Directors of the Provider.

8.2	By the Recipient. The Recipient may, at its option, by resolution of its Board of Directors terminate this Agreement in the event that the Provider fails to perform any of its material obligations hereunder and such default continues for a period of ninety (90) days after written demand for performance given to the Provider by a person authorized to give such demand by the Board of Directors of the Recipient.

9.	Notice

Any notices required or allowed hereunder will be in writing and given by registered air mail letter or by email to the parties at the following addresses or to such other address as may be furnished by one party to the other:

PROVIDER:

Fabrinet Pte Ltd

7 Temasek Boulevard

#20-03 Suntec City Tower One

Singapore 038987

Email:

RECIPIENT:

Fabrinet

Walker House, 87 Mary Street

GeorgeTown, Grand Cayman,

Cayman Islands, British West Indies

Email:

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10.	Independent Contractors

This Agreement does not create a principal or agent, employer or employee partnership, joint venture, or any other relationship except that of independent contractors between the parties. Nothing contained herein will be construed to create or imply a joint venture, principal and agent, employer or employee, partnership, or any other relationship except that of independent contractors between the parties, and neither party will have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

11.	Assignment

This Agreement may not be transferred or assigned by either party without the prior written consent of the other.

12.	Entire Agreement

This Agreement constitutes the entire contract between the Provider and the Recipient with respect to the subject matter of this Agreement between the parties hereto.

13.	Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of Singapore and any dispute or claim arising out of this Agreement will have its venue in Singapore.

14.	Counterpart

This Agreement is made in duplicate, each of which will be an original and held by each party, but all counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above-mentioned.

PROVIDER: FABRINET PTE LTD		RECIPIENT FABRINET

/s/ Mark J. Schwartz		/s/ David T. Mitchell
Name:	Mark J. Schwartz	Name:	David T. Mitchell
Title:	Director	Title:	Chairman and CEO

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